Exhibit 3.4

Dean Heller Filed # C016136-1998

Secretary of State December 10, 2003

204 North Carson Street, Suite 1 In the office of

Carson City, Nevada 89701-4299 Dean Heller, Secretary of State

(775) 684 5708

Website: secretaryofstate.biz

CERTIFICATE OF AMENDMENT
Pursuant to NRS 78.385 and 78.390

Important: Read attached instructions before completing form. Above space is for office use only.

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390-After Issuance of Stock)

1. Name of corporation: Heartland Oil and Gas Corp.

2. The articles have been amended as follows(provide article numbers, if available):

ARTICLE IV. STOCK The Capital Stock shall consist of 100,000,000 shares of common stock, $0.001 par value, all of which stock shall be entitled to voting power, and 5, 000,000 shares of preferred stock, $0.001 par value. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195 and 78.1955), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation. The Corporation may issue the shares of stock for such consideration as may be fixed by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 100%. *

4. Effective date of filing (optional)

5. Officer Signature /s/ Richard Coglon, President and Director

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved the vote. In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.